Exhibit 23.3

Accounting and Tax
Business Solutions Financial Services	CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Technology Services	As independent public accountants, we hereby consent to the inclusion of our report, dated February 28, 2005 (except for Notes 1 and 8, as to which the date is November 4, 2005), relating to the financial statements of Avicena Group, Inc., included in this Registration Statement on Form SB-2 and to the use of our name as it appears under the caption “Experts”. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

VITALE, CATURANO & COMPANY, LTD.
November 4, 2005
Boston, Massachusetts

Certified Public Accountants                    An Independent Member of Baker Tilly International

80 City Square, Boston, Massachusetts 02129    617• 912 • 9000    FX 617 • 912 • 9001    www.vitale.com